Exhibit 10.25

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement by and between Paul Goddard (“Executive”) and ARYX THERAPEUTICS, INC., a Delaware corporation  (the “Company”) dated September 1, 2005 (the “Prior Agreement”), is entered into and effective as of December 19, 2008 (the “Effective Date”). Capitalized terms not herein defined shall have the meanings ascribed to them in the Prior Agreement.

WHEREAS, the Company and the Executive previously entered into the Prior Agreement; and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement by entering into this Amendment to comply with the parties’ intent that the Prior Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby amend the Prior Agreement effective as of the Effective Date and agree as follows:

SECTION 1.                            AMENDMENT TO THE PRIOR AGREEMENT

Effective as of the Effective Date, the following sections of the Prior Agreement are hereby amended and restated in their entirety to read as follows:

1.                                       Section 5.1(c) shall read:

Termination Without Cause.  If the Company terminates Executive’s employment at any time without Cause (and other than as a result of death) and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), Executive shall be eligible for the following severance benefits (the “Severance Benefits”):  (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of Executive’s then-current base salary, subject to withholdings and deductions, payable within ten (10) days after the effective date of the release executed in satisfaction of the requirements set forth in Section 7 of this Agreement, and (ii) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for a maximum of either six (6) months following the date his employment terminates or until he becomes eligible for health insurance coverage from another source, whichever occurs sooner but in no event after Executive ceases to be eligible for COBRA (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within six (6) months after the termination).  Executive shall not be entitled to the Severance Benefits unless and until the release requirements set forth in Section 7 of this Agreement are satisfied.

2.                                       Section 5.2(c) shall read:

Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason (as defined below) so long as Executive provides the Company with written notice specifying the occurrence of the event which forms the basis for his resignation for Good Reason within ninety (90) days following its initial existence and provides the Company forty-five (45) days to cure such condition, and the Executive’s resignation is effective within thirty (30) days following the end of such cure period if the condition is not cured.  In the event that Executive resigns his employment for Good Reason and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), Executive will be eligible to receive the Severance Benefits, provided that, the release requirements set forth in Section 7 of this Agreement are satisfied.

3.                                       Section 5.2(d) shall read:

Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent:  (i) any material reduction of Executive’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material diminution of the Executive’s duties, responsibilities, or authority; (iii) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles; or (iv) any material breach by the Company of its obligations under this Agreement.

4.                                       Section 5.4 shall read:

Application of Internal Revenue Code Section 409A.  It is intended that each installment of the Severance Benefits is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations.  For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations.  However, if the Plan Administrator determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Eligible Employee is, on his or her separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (i) the date that is six months and one day after the Eligible Employee’s separation from service and (ii) the date of the Eligible Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the Severance Benefits that the Eligible Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section 6(b)(i) and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Plan.

5.                                       Section 7 shall read:

RELEASE.  As a condition of receiving the severance benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release substantially in the form attached hereto as Exhibit B (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive).  Unless the Release is timely executed by Executive and delivered to the Company and becomes effective within thirty (30) days after the termination of Executive’s employment with the Company, Executive shall not receive any of the Severance Benefits provided for under this Agreement.

6.                                       Section 8.1 shall read:

Better After-Tax.  If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a change in control of the Company or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments pursuant to this Agreement; (2) cancellation of accelerated vesting pursuant to this Agreement of equity awards other than stock options; (3) cancellation of accelerated vesting pursuant to this Agreement of stock options; and (4) reduction of other benefits payable to Executive pursuant to this Agreement.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

7.                                       Section 8.3 shall read:

Modified Gross-Up.  The provisions of this Section 8.3 shall apply only in the event that stock of the Company is readily tradeable on an established securities market or otherwise at the time of a Payment.  If it is determined that: (a) the Payment would result in an Excise Tax, and (b) a Full Payment would maximize  Executive’s after-tax proceeds, as determined in accordance with Section 8.1 above, the Company shall pay and Executive shall be entitled to receive an additional lump sum payment (a “Gross-Up Payment”) from the Company within thirty (30) days after the year the employee remits the related taxes, in an amount such that after the payment of all taxes (including, without limitation, (i) any income or employment taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.

SECTION 2.                            ADDITIONAL PROVISIONS

2.1                               ENTIRE AGREEMENT AND MODIFICATION.  The Prior Agreement, together with this Amendment, constitute the entire agreement among the parties with respect to the subject matter thereof and hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

2.2                               GOVERNING LAW.  This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of California without regard to its choice of law principles.

2.3                               COUNTERPARTS.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

2.4                               HEADINGS.  The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.5                               SEVERABILITY.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this Amendment on and effective as of the Effective Date.

ARYx THERAPEUTICS, INC.		PAUL GODDARD

By:	/s/ John Varian	/s/ Paul Goddard
John Varian
Chief Operating Officer and Chief
Financial Officer